EXHIBIT #2 TO JOYCE P. CALDARONE'S 13D

                    Form of Joinder Agreement

Apollo Homes Partners, L.P.
c/p Apollo Advisors, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA 90067

Attention: Michael D. Weiner, Esq.

Gentlemen:

     The undersigned, Joyce P. Caldarone, as holder of 65,782 shares of Common Stock, $.01 par value per share, of Calton, Inc., a New Jersey corporation (the "Company"), represents that it is a Permitted Transferee of Anthony J. Caldarone and agrees agrees that, as of the date therewith, she shall become a party to, and a Caldarone Stockholderas defined in, that certain Stock Purchase Agreement dated as of November 21, 1995, as such agreement may be amended from time to time (the "Agreement"), between Anthony J. Caldarone and Apollo Homes Partners, L.P., a Delaware limited partnership, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Caldarone Stockholder for all purposes thereof.

          Executed and delivered as of the 21st day of November, 1995.


               TRANSFERREE: /s/ Joyce P. Caldarone

               Address:  The Anchorage
                         162 Anchor Drive
                         Vero Beach, FL 32963


               ACKNOWLEDGED AND ACCEPTED:

                              APOLLO HOMES PARTNERS, L.P.

                              By: AIF II, L.P.,
                                  its general partner
                              By: APOLLO ADVISORS, L.P.
                                  its Managing General Partner
                              By: APOLLO CAPITAL MANAGEMENT, INC.
                                  its General Partner

                              By: /s/ Peter Copses
                              Name: Peter Copses
                              Title: Vice President